Exhibit 3.1

CERTIFICATE OF MERGER

OF

FREESTONE MERGER SUB INC.

(a Delaware corporation)

with and into

AMERICAN NATIONAL GROUP, INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

American National Group, Inc., a Delaware corporation (“American National”), in connection with the merger (the “Merger”) of Freestone Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into American National, does hereby certify:

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger are as follows:

Name	Jurisdiction
American National Group, Inc.	Delaware
Freestone Merger Sub Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated August 6, 2021, by and among Brookfield Asset Management Reinsurance Partners Ltd., an exempted company limited by shares existing under the laws of Bermuda, Merger Sub and American National, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the corporation surviving the Merger is American National Group, Inc. (the “Surviving Corporation”).

FOURTH: Upon the effectiveness of the filing of this Certificate of Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A hereto until thereafter amended and changed pursuant to the provisions of the DGCL.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation at One Moody Plaza, Galveston, Texas 77550. A copy of the Merger Agreement shall be provided by the Surviving Corporation upon request and without cost to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer, this 25th day of May, 2022.

AMERICAN NATIONAL GROUP, INC.

By:	/s/ Timothy A. Walsh
Timothy A. Walsh
Executive Vice President and Chief Operating Officer

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN NATIONAL GROUP, INC.

1.	The name of the Corporation is American National Group, Inc.

2.

The Registered Office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, in the city of Wilmington, County of New Castle 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4.	The total number of shares of stock this Corporation is authorized to issue is 100,000 shares with a par value of $1.00 per share.

5.

To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of this Section 5 shall adversely affect any right or protection of a director of the Corporation existing prior to the time of such amendment or repeal.